Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2025, except for the effects of the reverse stock split described in Note 3, as to which the date is March 27, 2026 with respect to the financial statements of PAVmed Inc. for the year ended December 31, 2024 included in the Annual Report on Form 10-K.

/s/ Marcum LLP

New York, NY

July 29, 2026